Exhibit 99.1

2U Announces 10-Year Contract Extension with USC School of Social Work

Contract now ends in 2030

LANDOVER, Md., Nov. 9, 2015 /PRNewswire/ — 2U, Inc. (NASDAQ: TWOU) — 2U announced today that it has extended its contract with the University of Southern California (USC) School of Social Work by an additional 10 years. This contract for the Master of Social Work now extends to 2030. In addition, this new arrangement also extends the recently announced Master of Science in Nursing program to 2030.

“The USC School of Social Work is a true innovator in social work education and leadership,” said Chip Paucek, 2U CEO and co-founder. “We’re pleased to have secured an extended relationship with this early partner on terms that benefit us both. We look forward to finding additional opportunities in the large and proven social work vertical, and to supporting the field of social work in its mission to produce qualified and much needed practitioners.”

As the largest social work school in the country, USC currently trains roughly five percent of the nation’s new professional social workers. The program recently celebrated the fifth anniversary of the MSW@USC online program and its impact on the field. Since inception, the MSW@USC program has grown to include students from 49 states, the District of Columbia and 14 countries and these MSW@USC students have completed more than 3.1 million cumulative fieldwork hours in local communities.

The new agreement features substantially reduced exclusivity, allowing 2U to enable additional programs in the important Social Work vertical. Under the new agreement, 2U will provide USC with fixed and contingent cash payments over a 24- to 48-month period as well as a reduction in 2U’s revenue share percentage to be phased in over time. 2U estimates that in aggregate, this consideration will represent a low single-digit effective reduction to 2U’s current revenue share percentage over the remaining 14 years of the agreement. 2U believes this allows for additional expansion in this vertical while enabling the company to achieve its expected long-term margins for this program, the social work degree vertical and the company.

As previously announced, 2U will be partnering with a new Department of Nursing within the USC School of School of Social Work to offer a Master of Science in Nursing. The reduction in 2U’s revenue share provided to USC for its social work program will also apply to its nursing program beginning upon launch.

About the USC School of Social Work
The University of Southern California’s School of Social Work ranks among the top accredited social work graduate programs in the United States. A recognized leader in academic innovation, experiential learning, online education and translational research, the school prepares students for leadership roles in public and private organizations that serve individuals, families and communities in need. USC is dedicated to reinventing the profession, furthering knowledge and changing social institutions locally, nationally and globally. The school has made innovation a signature feature of its academic and research enterprise, leveraging technology in social work education, clinical practice, research and community development, as evidenced through the creation of an advanced online platform for distance learning, virtual humans for graduate-level teaching, and a university-based clinic offering mental health services over the Internet. For more information, visit www.usc.edu/socialwork.

About 2U, Inc. (NASDAQ: TWOU)
2U partners with leading colleges and universities to deliver the world’s best online degree programs so students everywhere can reach their full potential. Our Platform, a fusion of cloud-based software-as-a-service technology and technology-enabled services, provides schools with the comprehensive operating infrastructure they need to attract, enroll, educate, support and graduate students globally. Blending live face-to-face classes, dynamic course content and real-world learning experiences, 2U’s No Back Row® approach ensures that every qualified student can experience the highest quality university education for the most successful outcome.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this press release, including statements regarding future results of the operations and financial position of 2U, Inc., including financial targets, business strategy, and plans and objectives for future operations, are forward-looking statements. 2U has based these forward-looking statements largely on its estimates of its financial results and its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy, short term and long-term business operations and objectives, and financial needs as of the date of this press release. We undertake no obligation to update these statements as a result of new information or future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the results predicted, including, our failure to attract new colleges and universities as clients; our failure to acquire qualified students for our clients’ programs; failure of clients’ students to remain enrolled in their programs; loss, or material underperformance, of any one client; our ability to compete against current and future competitors; disruption to, or failure of, our Platform; and data privacy or security breaches. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed with the Securities and Exchange Commission.  Moreover, 2U operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for 2U management to predict all risks, nor can 2U assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements 2U may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.

Investor Relations Contact: Ed Goodwin, Sr. Director of Investor Relations, 2U, Inc., egoodwin@2u.com

Media Contact: Cassie France-Kelly, VP of Public Relations, 2U, Inc., cfrance-kelly@2u.com